News—For Immediate Release

Media Contact:	Investor Contact:
Beth Halloran Mng. Dir., Corporate Communications 703.653.2248 bhalloran@orcc.com	Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com

ONLINE RESOURCES POSTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Core Earnings Higher Than Expected

CHANTILLY, Va., February 22, 2007 – Online Resources Corporation (Nasdaq: ORCC), a leading provider of web-based financial services, today reported financial and operating results for the three months and full year ended December 31, 2006. The Company also announced that it will restate its third quarter 2006 financial statements to properly account for its convertible preferred stock.

The following results include the impact of the acquisition of Princeton eCom on July 3, 2006, and reflect the introduction in 2006 of accounting changes (for equity compensation and tax expense) and acquisition financing costs, not included in 2005.

Fourth Quarter 2006
• • • •	Revenue for the fourth quarter of 2006 was $29.4
million, up 86 percent from $15.8 million in fourth
quarter 2005.
 Earnings before interest, taxes, depreciation and
amortization (Ebitda), a non-GAAP measure, was $7.3
million, compared to $3.9 million in the prior year.
Ebitda per share was $0.23, up 64 percent from $0.14
per share in 2005.
 Net loss available to common stockholders was $2.7
million, or $0.11 loss per share. This compares to net
income of $16.5 million, or $0.60 per fully diluted
share, in 2005 (which included a one-time tax-related
benefit of $0.50 per share).
 Core net income (after preferred dividends), a
non-GAAP measure, was $0.8 million, or $0.03 per share
after an approximate $0.17 per share impact from
accounting changes and acquisition financing costs. In
fourth quarter 2005, core net income was $3.0 million,
or $0.11 per share.

Full Year 2006 • • • •
Revenue for full year 2006 was $91.7 million, a 52
percent increase over full year 2005 revenue of $60.5
million.
 Ebitda was $20.5 million, compared to $13.9
million in the prior year. Ebitda per share was $0.70,
up 30 percent from $0.54 per share in 2005.
 Net loss available to common stockholders was $4.0
million, or $0.16 loss per share. This compares to net
income of $22.7 million, or $0.88 per fully diluted
share, in 2005 (which included a one-time tax-related
benefit of $0.53 per share).
 Core net income (after preferred dividends), a
non-GAAP measure, was $4.3 million, or $0.16 per share
after an approximate $0.39 per share impact from
accounting changes and acquisition financing costs.
For full year 2005, core net income was $9.4 million,
or $0.36 per share.

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“It was an upbeat close to a landmark year for Online Resources,” stated Matthew P. Lawlor, chairman and chief executive officer of the Company. “Strong operating fundamentals drove higher than expected core earnings in the fourth quarter. Revenue growth was mitigated by the previously announced client loss on the Princeton platform, but we showed excellent cost discipline.”

The Company reported that the cost-related portion of the Princeton eCom integration was substantially complete. Lawlor stated, “We are already seeing leverage from the acquisition. For the quarter prior to the acquisition, the combined pro forma Ebitda margin for the two companies was 19 percent. We closed the year at 25 percent Ebitda margin, and are on track to achieve our goal of at least 30 percent by year-end 2007.”

Lawlor added, “Put into context, it was an exemplary year for the Company. In one stroke, we achieved almost three years of strategic and product plans with the acquisition of Princeton eCom. On the operating side, despite heavy integration demands, we grew core earnings by 50 percent after factoring out accounting changes and the acquisition financing. With our transformational moves behind us, we are primed to drive shareholder value in 2007 and the years beyond.”

2006 Highlights
•	Achieved record revenue, growing 52 percent, marking the 8th consecutive year as a public company with double-digit revenue improvement;

•	Recognized as one of the 100 fastest growing small businesses by Fortune magazine, based on growth in earnings, revenue, and stock performance over the past 3 years;

•	Recognized by Forbes magazine, for the second year in a row, as one of the nation’s top 25 fastest growing publicly-traded technology companies.

•	Substantially improved underlying operating profitability, with the 4th consecutive year of Ebitda growth

	greater than 15 percent; •	48 percent increase in Ebitda, and 30 percent increase in Ebitda per share;

•	Profitability driven by 21 percent increase in (12 month) same store consumer bill adoption with a parallel 15 percent decrease in recurring cost per billpay user;

•	Achieved multiple strategic goals through the successful acquisition of Princeton eCom;

•	Established position as top bill payment provider to small- to mid-size institutions and as second overall, including 10 of the 50 largest banks;

•	Became the industry’s largest biller network, with 250 billers and 2100 biller endpoints;

•	Created a unique end-to-end bill payments network, combining the acquired biller network with the Company’s proprietary real-time links to virtually all U.S. checking accounts;

•	Substantially increased consumer end-users to 9 million and payments processed to over 175 million transactions annually; and

•	• Poised the Company for numerous revenue and additional cost synergies; Further distinguished the Company as an innovator;

•	Received Collections Technology Excellence Award from Collections Technology News, and signed four top U.S. credit card issuers for the web-based service.

•	Implemented the industry’s only fully integrated risk-based authentication solution within regulator’s requested timeframe;

•	Developed concept and launched Card HQ, a unique online stored value service enabling consumer purchase of retail gift cards through banking client web sites;

•	Extended client deployment options beyond ASP to include on-premise software and hosted custom applications;

•	Expanded the unique marketing capabilities to drive consumer adoption for clients; and

•	Introduced mobile banking and payment service.

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Adoption of SAB 108 and Changes to Prior Period Financial Statements

The Company has adopted the transitional provisions of SAB 108 to correct an error for prior period revenues that should have been deferred. The effect of adopting SAB 108 has adjusted the Company’s January 1, 2006 balance sheet by reducing retained earnings and increasing deferred revenues by $1.4 million. The effect of the adoption on the Company’s 2006 revenues and earnings is not material.

The Company also announced that as a part of its 2006 year end close process, it determined that it had improperly accounted for its convertible preferred stock and a related embedded derivative. As a result, the Company will restate its third quarter financial statements within its 2006 Annual Report on Form 10-K. The restatement will reduce third quarter net income available to common shareholders by $0.02 per share and core net income by $0.01 per share. It will have no impact on Ebitda or the Company’s cash position. The impact on the Company’s balance sheet as of September 30, 2006 will be a reclassification from preferred stock to other liabilities of approximately $2.2 million. Please refer to our Current Report on Form 8-K for additional information.

2007 Business Outlook

The Company has updated its guidance for first quarter and full year 2007 by: 1) increasing full year core net income by $0.01 per share to reflect a better than expected interest rate on debt, 2) increasing net loss to common by $0.02 and $0.05 per share for the first quarter and full year, respectively, to reflect the positive net impact of the interest savings offset by changed accounting treatment for preferred stock, and 3) reducing revenue for the full year to reflect the earlier than expected departure of a client. The new guidance reflects the Company’s revised definition of core net income, which now includes preferred stock accretion, except for the portion that the Company believes is unlikely to ever become payable. Prior periods have been recalculated and presented on a comparable basis. This guidance includes the write-off of approximately $5.5 million in fees and other expenses associated with the Company’s debt refinancing. These statements are forward-looking, and actual results may differ materially.

First Quarter		Full Year
2006 2007%	2006 2007%
Actual Guidance Change Actual Guidance			Change

Revenue ($ millions)	$16.7	$30.0-31.5	84%	$91.7	$130.0-136.0	45%

		Earnings ($per share)

Ebitda (a)(b)	$0.11	$0.20-$0.22	91%	$0.70	$1.05-$1.13	56%

Net Income (Loss) to Common (c)	$0.03	$(0.37)-(0.35)	n/a	$(0.16)	$(0.42)-(0.35)	n/a

Core Net Income (Loss) (a)(d)(e)	$0.06	$(0.01)-$0.01	n/a	$0.16	$0.29-0.35	100%

		Share Count (millions)

Basic	25.3	26.0	3%	25.5	26.3	3%

Fully Diluted Shares (f)	27.4	27.5	0%	27.0	28.0	4%

Fully Diluted As-Converted Shares (g)	27.4	32.1	17%	29.3	32.6	11%

(a)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial measures, including Ebitda and core net income, to evaluate performance and establish goals. It believes that these measures are valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results.

(b)	Ebitda is a pro forma measure defined as earnings before interest, taxes, depreciation, amortization, preferred stock accretion and equity compensation expense.

(c)	First quarter 2007 and full years 2007 and 2006 net loss available to common stockholders per share is calculated using the number of weighted-average shares outstanding (basic), not fully diluted shares.

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(d)	Excludes amortization of acquisition-related intangible assets of approximately $2.3 and $0.1 million for the first quarters of 2007 and 2006, respectively, and $7.9 and $4.9 million for the years 2007 and 2006, respectively. Excludes equity compensation expense of approximately $1.1 and $0.6 million for the first quarters of 2007 and 2006, respectively, and $4.2 and $2.5 million for the years 2007 and 2006, respectively. Excludes write-off of fees and other expenses related to senior debt refinancing of approximately $5.5 million in the first quarter and full year 2007. Includes preferred stock accretion of approximately $1.8 million for the first quarter of 2007 and $7.2 and $3.5 million for the year 2007 and 2006, respectively.

(e)	Core net income is a pro forma measure defined as net income available to common stockholders before the amortization of acquisition-related intangible assets, equity compensation expense, merger-related charges, restructuring-related charges, impairment charges, cumulative effect of change in accounting methods, income tax benefit from the release of valuation allowance, non-recurring tax charges and preferred stock accretion related to a redemption premium that the Company believes has a low probability of being paid. Some or all of these items may not be applicable in any given reporting period.

(f)	Only used for the purposes of calculating core net income per share if core net income is positive. If core net income is negative, basic shares will be used in the per share calculation.

(g)	Fully diluted shares plus Convertible Preferred Stock on an “as-converted” basis, representing an additional 4.6 million shares. Used only for the calculation of Ebitda per share.

Today’s Conference Call and Web Cast

The Company’s management will host a conference call to discuss the results today at 5:00 p.m. ET. The conference call dial-in number is (800) 938-1087 for domestic participants and (706) 679-7266 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com. The call and web cast will be recorded and available for playback from 8:00 pm ET on February 22nd until midnight on Thursday, March 1st. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 6690399. For web cast replay, go to the “Investors” section of www.orcc.com.

About Online Resources

Online Resources powers web-based financial services for 2600 financial institutions, billers and credit service providers. Its proprietary suite of account presentation and payment services are branded to its clients, and augmented by marketing services to drive consumer and business end-user adoption. The Company serves over 9 million end-users and processes $100 billion in bill payments annually. Founded in 1989, Online Resources (Nasdaq: ORCC; www.orcc.com) is recognized as one of the nation’s fastest growing companies.

This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to: the company’s history of losses and anticipation of future losses; the company’s dependence on the marketing efforts of third parties; the potential fluctuations in the company’s operating results; the company’s potential need for additional capital; the company’s potential inability to expand the company’s services and related products in the event of substantial increases in demand for these services and related products; the company’s competition; the company’s ability to attract and retain skilled personnel; the company’s reliance on the company’s patents and other intellectual property; the early stage of market adoption of the services it offers; consolidation of the banking and financial services industry; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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Online Resources Corporation
Quarterly Operating Data
(Unaudited)

	Total					% Change
						4Q06 vs.
	4Q05	1Q06	2Q06	3Q06	4Q06	3Q06	4Q06 vs. 4Q05
BANKING SERVICES
Users (#K)	1,425	1,567	1,666	3,881	4,025	4%	182%
Account Presentation (#K)	639	717	776	849	916	8%	43%
Payments (#K)[1]	934	1,008	1,054	3,205	3,287	3%	252%

Adoption Rate (%)
Account Presentation[2]	22.9%	24.5%	25.8%	27.2%	27.5%	1%	20%
Payments[3]	9.2%	9.7%	10.0%	6.0%	6.0%	0%	-35%
Full Service	8.4%	9.1%	9.5%	9.9%	10.5%	6%	25%
Remittance Only	10.1%	10.5%	10.7%	5.2%	5.1%	-2%	-50%
Same Store[4]	9.8%	10.3%	10.8%	11.4%	11.9%	4%	21%

Other Metrics
Bill Payment Transactions (#M)	12.4	13.9	14.2	37.2	38.8	4%	213%
Clients	820	840	877	2,418	2,434	1%	197%

eCOMMERCE SERVICES
Users (#K)[1]	1,559	1,635	1,740	4,474	5,001	12%	nc
Account Presentation (#K)	1,559	1,635	1,740	1,960	2,375	21%	52%
Payments (#K)	0	0	0	2,514	2,626	4%	nc

Other Metrics
Bill Payment Transactions (#M)	0.0	0.0	0.0	5.3	5.7	8%	nc
Clients[5]	8	9	9	244	258	6%	nc

TOTAL COMPANY
Users (#K)[1]	2,984	3,202	3,406	8,355	9,026	8%	202%
Bill Payment Transactions (#M)	12.4	13.9	14.2	42.5	44.5	5%	259%
Clients	828	849	886	2,662	2,692	1%	225%

Notes:

1Only includes users that have been active over the past 90 days or were otherwise billable.

2The number of account presentation end-users divided by the 2.0 million total launched checking accounts held with our account presentation banking services clients. The numbers of checking accounts are as reported to us by our clients.

3The number of payment services end-users divided by the total launched checking accounts held with all of our banking services payments clients (36.7 million), our banking services full service payments clients (6.1 million) and our banking services remittance only payments clients (30.6 million). The calculation only includes banking services payments clients for which we are the exclusive processor of the type of bill payment(s) we process for the client. The number of checking accounts are as reported to us by our clients.

4The number of payment services end-users divided by the 7.9 million total launched checking accounts held with our banking services payments clients that were launched on or before December 31, 2004. The calculation only includes banking services payments clients for which we are the exclusive processor of the type of bill payment(s) we process for the client. The number of checking accounts are as reported to us by our clients.

5Does not include 2,192 direct biller endpoints, bringing our total number of biller relationships to 2,441.

Online Resources Corporation
Consolidated Statement of Operations
(In thousands, except per share data)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED	DECEMBER 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Account presentation services	$2,177	$1,902	$8,051	$8,826
Payment services	22,554	9,730	65,500	35,841
Relationship management services	1,907	1,908	8,022	7,716
Professional services and other	2,756	2,227	10,163	8,118
Total revenues	29,394	15,767	91,736	60,501

Expenses:
Cost of revenues	13,115	6,851	41,317	26,057

Gross profit	16,279	8,916	50,419	34,444

General and administrative	5,513	3,279	19,780	13,663
Selling and marketing	6,195	2,218	18,009	8,680
Systems and development	2,520	1,159	7,382	4,205
Total expenses	14,228	6,656	45,171	26,548

Income from operations	2,051	2,260	5,248	7,896

Other (expense) income
Interest income	352	530	1,961	1,306
Interest expense and debt issuance costs	(2,996)	—	(5,953)	(4)
Total other (expense) income	(2,644)	530	(3,992)	1,302

(Loss) income before taxes	(593)	2,790	1,256	9,198
Income tax (benefit) provision	(31)	(13,738)	935	(13,465)

Net (loss) income	(562)	16,528	321	22,663
Preferred stock accretion	2,151	—	4,309	—
Net (loss) income available to common stockholders	$(2,713)	$16,528	$(3,988)	$22,663

Net (loss) income available to common stockholders per share
Basic	$(0.11)	$0.66	$(0.16)	$0.97
Diluted	$(0.11)	$0.60	$(0.16)	$0.88

Shares used in calculation of net (loss) income available to common stockholders per share:
Basic	25,719	25,124	25,546	23,434
Diluted	25,719	27,588	25,546	25,880

Reconciliation of net (loss) income to Ebitda (See Note 1):
Net (loss) income	$(562)	$16,528	$321	$22,663
Depreciation and amortization	4,656	1,643	12,772	5,959
Equity compensation expense	637	—	2,512	—
Other expense (income)	2,644	(530)	3,992	(1,302)
Income tax provision	(31)	(13,738)	935	(13,465)
Ebitda (See Note 1)	$7,344	$3,903	$20,532	$13,855

Reconciliation of net (loss) income available to common stockholders to core net income (See Note 2):
Net (loss) income available to common stockholders	$(2,713)	$16,528	$(3,988)	$22,663
Deferred tax benefit	—	(13,665)	—	(13,665)
Preferred stock accretion related to redemption premium	402	—	804	—
Equity compensation expense	637	—	2,512	—
Amortization of intangible assets	2,460	138	4,981	433
Core net income (see Note 2)	$786	$3,001	$4,309	$9,431

Notes:

1. Ebitda represents earnings before interest, taxes, depreciation and amortization, and equity compensation expense.

2.	Core net income is a pro forma measure defined as net income available to common stockholders before the amortization of acquisition-related intangible assets, equity compensation expense, merger-related charges, restructuring-related charges, impairment charges, cumulative effect of change in accounting methods, income tax benefit from the release of valuation allowance, non-recurring tax charges and preferred stock accretion related to a redemption premium that the Company believes has a low probability of being paid. Some or all of these items may not be applicable in any given reporting period.

Online Resources Corporation
Condensed Consolidated Balance Sheets

(In thousands)

	DECEMBER 31,	DECEMBER 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$31,189	$55,864
Restricted cash	3,919	2,220
Investments	965	—
Accounts receivable, net	14,291	7,262
Deferred implementation costs, current portion	1,599	609
Deferred tax asset, current portion	2,561	2,030
Debt issurance cost, current portion	890	—
Prepaid expenses and other current assets	2,653	1,034
Total current assets	58,067	69,019

Property and equipment, net	19,110	15,242
Deferred tax asset, less current portion	11,635	11,635
Goodwill	168,085	16,322
Intangible assets	25,063	2,330
Deferred implementation costs, less current portion	1,014	521
Debt issuance cost, less current portion	3,116	—
Other assets	501	527
Total assets	$286,591	$115,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$8,633	$4,524
Deferred revenues	4,920	2,638
Deferred rent obligation	304	161
Interest payable	2,688	—
Capital lease obligations, current portion	38	8

Total current liabilities	16,583	7,331

Notes payable	85,000	—
Deferred revenues, less current portion	3,375	1,213
Deferred rent obligation, less current portion	2,145	1,796
Capital lease obligations, less current portion	92	—
Other long-term liabilities	3,954	2,220

Total liabilities	111,149	12,560

Redeemable convertible preferred stock	72,108	—

Stockholders’ equity	103,334	103,036
Total liabilities and stockholders’ equity	$286,591	$115,596

Online Resources Corporation
Condensed Consolidated Statement of Cash Flows

(In thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2006	2005
	(Unaudited)	(Unaudited)
Operating activities:
Net income	$321	$22,663
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	—	(13,665)
Depreciation and amortization	12,772	5,855
Loss on disposal of assets	1	104
Provision for losses on accounts receivable	(22)	2
Amortization of bond discount	—	(1)
Amortization of debt issuance costs	445	—
Purchase of derivative	(455)	—
Equity compensation expense	2,512	—
Changes in operating assets and liabilities, net of acquisitions	(143)	3,487

Net cash provided by operating activities	15,431	18,445

Investing activities:
Purchases of property and equipment	(9,823)	(7,481)
Net purchases of available-for-sale securities	—	1,300
Acquisition payments, net of cash acquired	(184,362)	(3,317)

Net cash used by investing activities	(194,185)	(9,498)

Financing activities:
Proceeds from the issuance of common stock	3,486	43,602
Net proceeds from issuance of derivative security	2,290	—
Net proceeds from issuance of preferred stock	67,781	—
Net proceeds from issuance of notes payable	80,549	—
Repayment of capital lease obligations	(27)	(27)

Net cash provided by financing activities	154,079	43,575

Net (decrease) increase in cash and cash equivalents	(24,675)	52,522
Cash and cash equivalents at beginning of period	55,864	3,342
Cash and cash equivalents at end of period	$31,189	$55,864